UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Analog Devices, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 29, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, March 11, 2015, at our headquarters located at One Technology Way, Norwood, Massachusetts 02062.

At the Annual Meeting you are being asked to elect eleven members of our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders; to vote on a non-binding advisory proposal on the compensation of our named executive officers; and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

Your Board of Directors recommends that you vote FOR the election of each of the directors named in the proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the ratification of Ernst & Young LLP.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board of Directors	Vincent T. Roche President and Chief Executive Officer

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 11, 2015

To our Shareholders:

The 2015 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at our headquarters at One Technology Way, Norwood, Massachusetts 02062, on Wednesday, March 11, 2015 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the eleven director nominees named in this proxy statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.	To approve, by non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement; and

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 9, 2015 are entitled to vote at the meeting. Your vote is important no matter how many shares you own. Whether you expect to attend the meeting or not, please vote your shares over the Internet or by telephone in accordance with the instructions set forth on the proxy card, or complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope that we have provided. Your prompt response is necessary to ensure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

MARGARET K. SEIF

Secretary

Norwood, Massachusetts

January 29, 2015

i

ii

ANALOG DEVICES, INC.

ONE TECHNOLOGY WAY

NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 11, 2015

This proxy statement contains information about the 2015 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Wednesday, March 11, 2015, at 9:00 a.m. local time, at our headquarters at One Technology Way, Norwood, Massachusetts 02062. You may obtain directions to the location of the annual meeting by visiting our website at www.analog.com or by contacting our Director of Investor Relations at Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062; telephone: 781-461-3282.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (which we also refer to as Analog Devices, ADI, or the Company) for use at the Company’s annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy that you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect.

We are mailing our Annual Report to Shareholders for the fiscal year ended November 1, 2014 with these proxy materials on or about January 29, 2015.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be Held on March 11, 2015:

This proxy statement and the 2014 Annual Report to Shareholders are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider and you should read the entire proxy statement before voting. For more information on the 2014 financial and operating performance of the Company, please review the Company’s Annual Report on Form 10-K for the year ended November 1, 2014 that was filed with the U.S. Securities and Exchange Commission on December 10, 2014.

2015 Annual Meeting of Shareholders

Date:	March 11, 2015
Time:	9:00 a.m. local time
Place:	Analog Devices’ Headquarters One Technology Way Norwood, Massachusetts 02062
Record Date:	January 9, 2015

Voting Matters and Board Recommendations

Agenda Item	Board Vote Recommendation	Page Reference For More Information
Proposal 1: Election of Eleven Director Nominees	FOR each director nominee	14
Proposal 2: Advisory Approval of the Compensation of the Company’s Named Executive Officers	FOR	30
Proposal 3: Ratification of Ernst & Young as Independent Registered Public Accounting Firm for 2015	FOR	59

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Committee Membership
Ray Stata	80	1965	Chairman of the Board of Analog Devices, Inc.		—
Vincent T. Roche	55	2013	President and Chief Executive Officer of Analog Devices, Inc.		—
José E. Almeida	52	2015	President and Chief Executive Officer of Covidien plc	✓	—
Richard M. Beyer	66	2013	Former Chairman and Chief Executive Officer of Freescale Semiconductor, Inc.	✓	CC
James A. Champy	72	2003	Retired Vice President of the Dell/Perot Systems business unit of Dell, Inc.	✓	NCGC (Chair)
Edward H. Frank	58	2014	Co-Founder and Chief Executive Officer of Cloud Parity	✓	NCGC
John C. Hodgson	71	2005	Retired Senior Vice President and Chief Marketing and Sales Officer of Dupont	✓	AC
Yves-Andre Istel	78	2007	Senior Advisor to Rothschild, Inc.	✓	AC
Neil Novich	60	2008	Former Chairman, President and Chief Executive Officer of Ryerson Inc.	✓	CC (Chair)
Kenton J. Sicchitano	70	2003	Retired Global Managing Partner of PricewaterhouseCoopers LLP	✓	AC (Chair)
Lisa T. Su	45	2012	President and Chief Executive Officer of Advanced Micro Devices, Inc.	✓	CC

AC = Audit Committee	CC = Compensation Committee	NCGC =	Nominating and Corporate Governance Committee

Corporate Governance Practices

The Company’s governance practices include:

•	Majority of independent directors

•	Annual election of directors

•	Regular executive sessions of independent directors
•	Majority voting for directors in uncontested director elections

•	5 new directors in the last 3 years

•	Share ownership guidelines for directors and officers
•	Prohibitions on hedging and pledging

•	No supermajority voting provisions

2014 Business Results

Our fiscal 2014 was marked by strong financial performance and the acquisition of Hittite Microwave Corporation, which adds key microwave and millimeter wave technology across our portfolio of products. Revenue grew to $2.9 billion, up 9% compared to 2013, largely driven by improving business conditions and increasing demand for our products across our key markets. Our business model continued strong, generating gross margins of 63.9%, operating margins of 26.3%, and operating cash of flow of $872 million, or 30% of sales. We also enhanced shareholder returns by delivering $811 million to shareholders in the form of dividends and repurchases of our common stock.

Executive Compensation Highlights

Our Executive Compensation Programs are Designed to Attract and Retain Top Executive Talent and Align the Interests of Our Executives and Our Shareholders

Compensation Philosophy

Our compensation philosophy is two-fold:

1.	First, align executives’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance, measured by operating profit before taxes, or OPBT, revenue growth (which we believe should in turn increase stock price), stock price appreciation and relative total shareholder return.

2.	Second, ensure that our executive compensation is competitive and attracts and retains top executive talent by generally targeting the total compensation of our Named Executive Officers, or NEOs, at approximately the 50th percentile of our peer group.

Pay for Performance

A significant portion of the total compensation of our NEOs is variable and directly linked to Company performance in the form of cash incentive bonus payments and equity awards. We believe this provides our executives with an opportunity to earn above peer average compensation if ADI delivers strong results.

We compensate our executives using the following elements:

Element	Objective	Fixed/Variable

Base Salary	Attract and retain talent and provide stable source of income.	Fixed

Cash Incentive Bonus Award	Link pay and annual Company performance. Align executive compensation with the financial performance of the Company and our achievement of operating profits as a percentage of revenue and year-to-year revenue growth, which are measured quarterly.	Variable

Long-Term Equity Compensation	Link pay and long-term Company performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Retirement and Other Employee Benefits	Retain talent by providing financial protection and security.	Fixed

Key Compensation Actions for 2014

ADI’s Compensation Committee has a practice of reviewing our executive compensation program’s components, targets and payouts on an annual basis, to ensure the strength of our pay for performance alignment. Our performance is evaluated against short-term goals that support ADI’s business strategy and long-term goals that measure the creation of sustainable long-term shareholder value. These items are described in more detail beginning on page 32 of this proxy statement. With respect to our 2014 executive compensation program, the key actions we took relating to the compensation of our executive officers include:

•

Adding performance-based restricted stock units as part of the long-term equity compensation granted to executive officers to ensure a direct link between the value of our long-term incentives and the value that is created for our shareholders.

•	As in prior years, maintaining challenging cash incentive bonus plan financial performance objectives for 2014.

Pay and Governance Practices

We avoid pay and governance practices that are considered to be unfriendly to shareholders. For example:

•	No guaranteed salary increases or non-performance-based bonuses

•	Performance targets are not changed mid-year, even in challenging years

•	No tax gross up provisions for excess parachute payments since 2009
•	No dividends paid on unvested equity awards

•	No extensive perquisites to our executives

•	Our equity grant date policy does not give executives or directors discretion to choose grant dates
•	Prohibitions on hedging transactions and “short sales” involving ADI securities

•	Prohibition on holding ADI securities in margin account

•	Prohibition on pledging ADI securities as collateral for a loan

Say on Pay and Shareholder Engagement

In 2014, Analog Devices again received strong support for our executive compensation program with approximately 96.6% of votes cast approving our advisory “say on pay” resolution. We pay careful attention to feedback that we receive from our shareholders about our executive compensation program, including the “say on pay” vote. During the course of the year, we conducted a shareholder outreach program where we held in-person and telephonic meetings with a number of shareholders to discuss a variety of matters, including our executive compensation program and how they value it. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

Please see the Compensation Discussion and Analysis and Executive Compensation sections beginning on page 32 of this proxy statement for a more detailed description of our executive compensation program, philosophy and design.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of the eleven nominees named in this proxy statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.

2. The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 9, 2015. This date is the record date for the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 311,710,495 shares of our common stock.

How many votes do I have?

Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways.

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card enclosed with this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing and returning another proxy card with a later date;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the Analog Devices shares that you own are held in “street name” by a brokerage firm, your brokerage firm is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form.

Under the applicable rules of The NASDAQ Stock Market, or NASDAQ, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) is considered to be a discretionary item under NASDAQ rules and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1) and the “say on pay” advisory vote (Proposal 2) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in “street name,” you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (January 9, 2015) in order to be admitted to the meeting on March 11, 2015. To be able to vote your shares held in “street name” at the meeting, you will need to obtain a proxy card from your brokerage firm, who is the holder of record, and deliver your completed proxy card at the meeting.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, or Fidelity, which serves as the administrator of TIP, with respect to shares of ADI common stock in your TIP account, or TIP shares, as of the record date. You should sign the proxy card and return it in the enclosed envelope to Broadridge Financial Solutions, Inc., or Broadridge, or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. Broadridge will notify Fidelity of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner that you direct. If Broadridge does not receive your voting instructions from you by 11:59 p.m. Eastern Time on March 6, 2015, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan, which we refer to as the Ireland share plan, you may instruct Irish Pensions Trust Limited, which serves as the trustee of the Ireland share plan, to vote the amount of shares of common stock that they hold on your behalf as of the record date. You will receive a voting card that you may use to direct Mercer Ireland Limited, or Mercer, which administers the Irish share plan on behalf of Irish Pensions Trust Limited, how to vote your shares. You should sign the voting card and return it to Mercer in the envelope provided. Mercer will vote the shares in the manner that you direct on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on March 3, 2015, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 9, 2015, the record date, or at least 155,855,248 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. If an uncontested incumbent director nominee receives a majority of votes “against” his election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Brokers who do not receive instructions with respect to Proposals 1 or 2 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Who will count the votes?

The votes will be counted, tabulated and certified by Broadridge.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the eleven nominees to serve as directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year (Proposal 3).

Will any other matters be voted on at this meeting?

No. Under Massachusetts law, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2016 annual meeting?” below.

Where can I find the voting results?

We will report the voting results in a Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the end of our annual meeting.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2016 annual meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2016 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2016 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts at the address below no later than October 1, 2015.

In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting or (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2016 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2015 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than November 12, 2015, and no later than December 12, 2015. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2016 annual meeting, under Massachusetts law, it may not be brought before our shareholders at a meeting.

Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our bylaws is on file with the SEC and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Margaret K. Seif, Secretary

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3367

Fax: 781-461-3491

Email: margaret.seif@analog.com

What are the costs of soliciting these proxies and who will pay?

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $11,000 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended November 1, 2014, or fiscal 2014, is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended November 1, 2014 and/or any of its exhibits, we will send you such materials without charge. Please contact:

Director of Investor Relations

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our Director of Investor Relations, at the address, telephone number or email address listed above.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Director of Investor Relations, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of January 14, 2015 (unless otherwise specified) by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director named in this proxy statement;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Shares Acquirable within 60 Days(3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned(4)
5% Shareholders:
Capital World Investors(5)	27,362,336	—	27,362,336	8.8%
333 South Hope Street Los Angles, California 90071
Wellington Management Company, LLP(6)	21,271,397	—	21,271,397	6.8%
280 Congress Street Boston, Massachusetts 02210
Vanguard Group Inc.(7)	19,031,502	—	19,031,502	6.1%
PO Box 2600 Valley Forge, PA 19482

Directors and Named Executive Officers:
José E. Almeida(8)	—	—	—	*
Richard M. Beyer	500	14,370	14,870	*
James A. Champy(9)	161,746	66,350	228,096	*
Edward H. Frank	—	8,520	8,520	*
John C. Hodgson(10)	9,105	76,350	85,455	*
Yves-Andre Istel	14,425	62,500	76,925	*
Robert R. Marshall	12,553	325,488	338,041	*
Robert P. McAdam(11)	198,550	194,602	393,152	*
Richard A. Meaney	16,941	83,389	100,330	*
Neil Novich	15,155	70,653	85,808	*
Vincent T. Roche	16,723	277,828	294,551	*
F. Grant Saviers	14,655	91,350	106,005	*
Kenton J. Sicchitano	12,655	106,350	119,005	*
Ray Stata(12)	1,913,023	24,760	1,937,783	*
Lisa T. Su	3,255	29,560	32,815	*
David A. Zinsner	29,504	166,064	195,568	*
All directors and executive officers as a group (21 persons, consisting of 10 officers and 11 non-employee directors)(13)	2,264,864	1,762,477	4,027,341	1.3%

*	Less than 1% of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.
(2)

For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.
(3)	The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units, or RSUs, that vest within 60 days after January 14, 2015.
(4)	The percent ownership for each shareholder on January 14, 2015 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 14, 2015 (311,742,259 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 14, 2015.
(5)	Based solely on a Form 13F-HR filed by Capital World Investors on November 14, 2014 reporting stock ownership as of September 30, 2014.
(6)	Based solely on a Form 13F-HR filed by Wellington Management Company, LLP on November 14, 2014 reporting stock ownership as of September 30, 2014.
(7)	Based solely on a Form 13F-HR filed by Vanguard Group Inc. on November 12, 2014 reporting stock ownership as of September 30, 2014.
(8)	Mr. Almeida was elected as a director on January 20, 2015.
(9)	Includes 69,025 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.
(10)	Includes 450 shares held as custodian under UTMA accounts for the benefit of Mr. Hodgson’s grandchildren, as to which Mr. Hodgson disclaims beneficial ownership.
(11)	In connection with Mr. McAdam’s retirement, Mr. McAdam ceased serving as an executive officer, effective November 2, 2014 and left the Company in January 2015. Information is as of November 1, 2014 and reflects shares beneficially owned as of, or acquirable within 60 days after, that date.
(12)	Includes 1,108,709 shares held by Mr. Stata’s spouse, 400,277 shares held in trusts for the benefit of Mr. Stata’s children, and 1,850 shares held by a family LLC, as to which Mr. Stata disclaims beneficial ownership. All of the shares held by Mr. Stata’s spouse and 365,906 shares held directly by Mr. Stata are pledged as collateral for a line of credit from a bank.
(13)	All directors and executive officers as a group disclaim beneficial ownership of a total of 1,580,311 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our entire Board of Directors is elected annually by our shareholders and currently consists of 12 directors, of which ten are deemed to be “independent directors.” F. Grant Saviers has informed us that he has decided not to stand for re-election at the 2015 Annual Meeting. Mr. Saviers will continue to serve as a director until his term expires at the upcoming 2015 annual meeting. At the 2015 annual meeting, shareholders will accordingly have an opportunity to vote for each of the 11 nominees listed below, of which nine are deemed to be “independent directors.” The persons named in the enclosed proxy card will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

Director Qualifications

The Board of Directors is committed to ensuring that it is composed of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and abilities, to effectively represent the interests of shareholders. In addition, the Board believes that having directors with a mix of tenure on the Board helps transition the knowledge of the more experienced directors while providing a broad, fresh set of perspectives and provides the Board with a diversity of experiences and viewpoints.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 80, has served as our Chairman of the Board of Directors since 1973 and served as an executive officer of our Company from its inception until April 2012. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. We believe Mr. Stata’s qualifications to sit on our Board of Directors include his 50 years of experience and leadership in the semiconductor industry, including as our founder, our Chairman for 42 years and formerly as our President for 20 years. Mr. Stata will continue to serve as our Chairman of the Board of Directors in 2015.

VINCENT T. ROCHE, President and Chief Executive Officer; Director since 2013

Mr. Roche, age 55, was appointed our Chief Executive Officer and elected as a Director in May 2013. Mr. Roche was appointed President of Analog Devices in 2012. Mr. Roche also served as our Vice President, Strategic Segments Group and Global Sales from October 2009 to November 2012, and as our Vice President, Worldwide Sales from March 2001 to October 2009. Mr. Roche began his career at ADI in 1988 as a senior marketing engineer, and he has served in key leadership positions over his 25 year career at ADI, including worldwide sales, strategic marketing, business development and product management. We believe that Mr. Roche’s qualifications to serve on the Board of Directors include his deep knowledge of the Company and its products, markets and customers.

JOSÉ E. ALMEIDA, Director since January 2015

Mr. Almeida, age 52, is President and Chief Executive Officer of Covidien plc, a company that develops, manufactures and sells healthcare products. Prior to that, Mr. Almeida served as the President of Covidien’s Medical Devices business segment, from October 2006 to June 2011. Prior thereto, from April 2004 to September 2006, Mr. Almeida was President of Covidien’s International business. From January 2003 to April 2004, Mr. Almeida was Chief Operating Officer of Greatbatch, Inc., a developer and manufacturer of power sources and components for implantable medical devices. Mr. Almeida also serves as a director of EMC Corporation and State Street Corporation. He served as a director of Covidien, including as its Chairman, until Covidien’s acquisition by Medtronic Inc. in early 2015. We believe Mr. Almeida’s qualifications to sit on our Board of Directors include his extensive executive leadership experience running complex, global organizations.

RICHARD M. BEYER, Director since 2013

Mr. Beyer, age 66, served as Chairman and Chief Executive Officer of Freescale Semiconductor, Inc. from 2008 to 2012 and served as a director of Freescale until April 2013. Prior to that, he served as Chief Executive Officer and as a director of Intersil Corporation from 2002 to 2008 and as President and Chief Executive Officer of Elantec Semiconductor, Inc. from 2000 to 2002. Mr. Beyer also serves as a director of Micron Technology, Inc. and Dialog Semiconductor PLC. We believe Mr. Beyer’s qualifications to sit on our Board of Directors include his decades of experience in the semiconductor industry as well as his extensive executive leadership experience.

JAMES A. CHAMPY, Director since 2003

Mr. Champy, age 72, retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is a Life Member of the MIT Corporation, the governing body of the Massachusetts Institute of Technology. We believe Mr. Champy’s qualifications to serve on our Board of Directors include his expertise in corporate strategy development and his organizational acumen.

EDWARD H. FRANK, Director since June 2014

Mr. Frank, age 58, is co-founder and Chief Executive Officer of Cloud Parity, an early-stage social networking startup. Before founding Cloud Parity, he served at Apple, Inc. from 2009 to 2013 as Vice President, Macintosh Hardware Systems Engineering. Prior to his tenure at Apple, Mr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Mr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. He served as a director of Fusion-OI, Inc. from 2013 until July 2014 when it was acquired by SanDisk Corporation. We believe Mr. Frank’s qualifications to serve on our Board of Directors include his deep understanding of the communications and hardware technology markets and his extensive executive leadership experience.

JOHN C. HODGSON, Director since 2005

Mr. Hodgson, age 71, has been retired since December 2006. From 2002 until his retirement, Mr. Hodgson was a member of the Office of the Chief Executive of DuPont, a science-based products and services company. His executive officer positions at DuPont included Senior Vice President and Chief Marketing and Sales Officer from January 2006 to December 2006, Senior Vice President and Chief Customer Officer from May 2005 to

January 2006, and Executive Vice President and Chief Marketing and Sales Officer from February 2002 to May 2005. Mr. Hodgson also served as Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002. We believe Mr. Hodgson’s qualifications to sit on our Board of Directors include his extensive sales and marketing experience with a complex, global technology company, as well as his executive leadership and experience with strategic, operational and financial matters.

YVES-ANDRE ISTEL, Director since 2007

Mr. Istel, age 78, has been a Senior Advisor to Rothschild, Inc., an international investment bank, since April 2002, and was Vice Chairman of Rothschild, Inc. from 1993 to April 2002. He was previously Chairman of Wasserstein Perella & Co. International and Managing Director of Wasserstein Perella & Co., Inc. from 1988 to 1992. Mr. Istel also served as a director of Imperial Sugar Company, a processor and marketer of refined sugar, from 2001 to 2011. Mr. Istel is currently deputy chairman of Compagnie Financiere Richemont S.A., the parent group owning luxury goods companies, including Cartier and Montblanc. We believe Mr. Istel’s qualifications to sit on our Board of Directors include his deep understanding of capital markets, as well as his experience providing strategic advisory services to complex organizations.

NEIL NOVICH, Director since 2008

Mr. Novich, age 60, is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a leading global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer and served in that role until 1999 when he was named Chairman, President and Chief Executive Officer, a position he held through 2007. Prior to that, he was a Director at Bain & Company, an international consulting firm. Mr. Novich also serves as a director of W.W. Grainger, Inc., Hillenbrand Inc. and Beacon Roofing Supply, Inc. We believe Mr. Novich’s qualifications to sit on our Board of Directors include his experience as a chief executive officer leading a complex global organization, combined with his broad operational and corporate governance expertise.

KENTON J. SICCHITANO, Director since 2003

Mr. Sicchitano, age 70, has been retired since July 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, or PwC, a public accounting firm, in 1970 and became a partner in 1979.At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31-year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. We believe Mr. Sicchitano’s qualifications to sit on our Board of Directors include his extensive experience with public and financial accounting matters for complex global organizations.

LISA T. SU, Director since 2012

Dr. Su, age 45, is President and Chief Executive Officer of Advanced Micro Devices, Inc., or AMD, a leading semiconductor manufacturer. Previously she served as Senior Vice President and Chief Operating Officer from July 2014 to October 2014 and Senior Vice President and General Manager, Global Business Units from January 2012 to July 2014. Prior to joining AMD in January 2012, Dr. Su served as senior vice president and general manager, Networking and Multimedia, at Freescale Semiconductor, Inc. from 2008 to 2011 and prior to that, as Chief Technology Officer from 2007 to 2008. Ms. Su also spent 13 years with IBM in various engineering and business leadership positions; and was a member of the technical staff at Texas Instruments in the Semiconductor Process and Device Center. Ms. Su also serves as a director of AMD. We believe Ms. Su’s qualifications to serve on our Board of Directors include her experience as an executive in large semiconductor companies and her understanding of complex technologies.

Our Board of Directors recommends that you vote FOR the election of each of the above nominees.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted policies and procedures that we believe are in the best interests of Analog Devices and our shareholders. In particular, we have adopted the following policies and procedures:

Declassified Board of Directors. We have a declassified Board of Directors and our bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected. All of our directors will stand for election for terms expiring at the next annual meeting of shareholders.

Majority Voting for Election of Directors. Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board of Directors must determine whether to accept and publicly disclose that determination.

Executive Sessions. At each regular meeting, our Board of Directors holds executive sessions of non-employee directors, who are all independent as defined under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules. Our lead director, James A. Champy, presides at these executive sessions. In addition, the committees of our Board of Directors also regularly hold executive sessions with their advisors without management present.

No Hedging Policy. We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers.

No Pledging Policy. Since January 2013, we have prohibited our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy. We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “— Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Equity Award Grant Date Policy” below for more information.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Equity Award Grant Date Policy at investor.analog.com/governance.cfm or by writing to:

Director of Investor Relations

Analog Devices, Inc.

One Technology Way

Norwood, Massachusetts 02062

Phone: 781-461-3282

Fax: 781-461-3491

Email: investor.relations@analog.com

Determination of Independence

Under applicable NASDAQ Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under investor.analog.com/governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above). Our Board of Directors has determined that none of Messrs. Almeida, Beyer, Champy, Frank, Hodgson, Istel, Novich, Saviers, and Sicchitano or Ms. Su has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Rules. In determining the independence of the directors listed above, our Board of Directors considered each of the transactions discussed in “— Director Compensation” and “— Certain Relationships and Related Transactions.” Messrs. Stata and Roche are not “independent” because Mr. Stata was an employee of ADI until April 2012, and Mr. Roche is a current employee of the Company. We considered the Company’s annual laboratory membership with MIT (of which James A. Champy is a board member) and determined that the relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Champy, and is not material to MIT or the Company.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, input from director search firms for identification and evaluation of candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors,

by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2016 annual meeting?” above.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence, the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Nominating and Corporate Governance Committee has instructed its director search firm to include gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant experience, skills and industry familiarity.

Communications from Shareholders and Other Interested Parties

The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations, and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors (including the presiding director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Secretary, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062.

Board of Directors Leadership Structure

Our Corporate Governance Guidelines provide that the offices of Chairman of the Board of Directors and Chief Executive Officer should be separate, unless otherwise determined by a majority of the Board of Directors. We currently separate the roles of Chief Executive Officer and Chairman of the Board of Directors. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board of Directors provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board of Directors. Because Mr. Stata, our Chairman, is not an independent director under the NASDAQ Rules, our Board of Directors has appointed James A. Champy as presiding director to preside at all executive sessions of independent directors. The Board of Directors holds executive sessions at each regular meeting.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board of Directors provides for the succession of the Chief Executive Officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board of Directors. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met 12 times in fiscal 2014, including by telephone conference. During fiscal 2014, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board of Directors. The Audit Committee and the Compensation Committee must each review its respective charter annually, while the Nominating and Corporate Governance Committee must review its charter periodically. In addition, each Committee must conduct periodic self-evaluations of its own performance. Messrs. Stata and Roche are the only directors who are, or have been in the past three years, employees of Analog Devices and neither serves on any standing Board committee. In addition, neither participates in the portion of any Board or committee meeting during which his compensation is evaluated. All members of all three committees are independent, non-employee directors. The independent directors met in executive session without Mr. Stata or our Chief Executive Officer in connection with each in-person Board meeting in fiscal 2014.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our then-serving directors attended the 2014 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair), Hodgson and Istel. The Board of Directors has determined that each of Messrs. Sicchitano, Hodgson and Istel qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano, Hodgson and Istel is independent under the NASDAQ Rules and the independence requirements contemplated by Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement as required under the NASDAQ Rules. The Board of Directors has certified that it has at least one member of the audit committee who has past employment experience in finance or accounting as required by the NASDAQ Rules. None of Messrs. Sicchitano, Hodgson or Istel serves on the audit committees of more than two other public companies.

The Audit Committee assists the Board of Directors’ oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee was responsible for selecting and appointing Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2014. The Audit Committee met 12 times during fiscal 2014 (including by telephone conference). The responsibilities of our Audit Committee and its activities during fiscal 2014 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Messrs. Novich (Chair) and Beyer and Ms. Su. The Board of Directors has determined that each of Messrs. Novich and Beyer and Ms. Su is independent as defined under the NASDAQ Rules. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and our other executive officers, and makes recommendations to our Board of Directors regarding the compensation of our directors. The Compensation Committee oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, RSUs and other stock incentives (within guidelines established by our Board of Directors and in accordance with our equity granting policy) to our officers. In accordance with the terms of the Amended and Restated 2006 Stock Incentive Plan, which we refer to as the 2006 Stock Incentive Plan, the Compensation Committee has delegated to our Chief Executive Officer the power to grant options, RSUs and other stock awards to employees who are not executive officers or directors, subject to specified thresholds and applicable law. Our Compensation Committee held 11 meetings (including by telephone conference) during fiscal 2014.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee was assisted during fiscal 2014 by outside legal counsel as needed. The Compensation Committee retained Pearl Meyer and Partners (PM&P), an independent compensation consultant, during fiscal 2014. PM&P reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies. In fiscal 2014, the Compensation Committee instructed PM&P to assist it in defining a peer group of companies, compare our executive and director compensation arrangements to those of the peer group, and provide market data and advice regarding executive and director compensation plan design. PM&P conducted a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity in comparison to our peer group. PM&P also conducted a risk assessment of our executive compensation program. In connection with its work for the Compensation Committee, PM&P is invited to attend many of the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions of the Compensation Committee. PM&P is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Compensation Committee also solicits advice from time to time from our outside counsel, WilmerHale. The Compensation Committee assesses the independence of its advisors on an annual basis. The Compensation Committee requested and received an independence letter from each of PM&P and WilmerHale in fiscal 2014 stating that each meets the independence standards prescribed by the SEC and NASDAQ for all work performed for the Compensation Committee during fiscal 2014. The activities of our Compensation Committee and the services PM&P performed for the Compensation Committee during fiscal 2014 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Champy (Chair), Frank and Saviers. The Board of Directors has determined that each of Messrs. Champy, Frank and Saviers is independent as defined under the NASDAQ Rules. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board of Directors, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders, recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles and oversee the evaluation of the Board of Directors. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board of Directors’ review of succession planning with respect to senior executives and oversight of our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities, and the Nominating and Corporate Governance Committee retained Korn/Ferry International, an independent executive search firm, to assist the Nominating and Corporate Governance Committee in identifying prospective director candidates. These independent advisors may be the regular advisors to the Company. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held seven meetings during fiscal 2014 (including by telephone conference).

The Board of Directors’ Role in Risk Oversight

Management is responsible for day-to-day risk management activities. The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Members of management report to the Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) regarding risk identification, risk management and risk mitigation strategies. In particular, the Audit Committee discusses ADI’s policies with respect to risk assessment and risk management as they apply to ADI’s financial statements. The Compensation Committee considers whether ADI’s executive compensation program encourages excessive or inappropriate risk taking, and the Nominating and Corporate Governance Committee leads the Board with respect to the adequacy of succession planning for the Company’s Board of Directors, Chief Executive Officer and other executive officers.

Report of the Audit Committee

The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2014, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm, and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters to be discussed as required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB) and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the Audit Committee on independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 1, 2014. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2015.

Audit Committee

Kenton J. Sicchitano, Chairman

John C. Hodgson

Yves-Andre Istel

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended November 1, 2014 and November 2, 2013.

	Fiscal 2014	Fiscal 2013
Audit Fees	$4,510,000	$2,996,000
Audit-Related Fees	807,000	90,000
Tax Fees	1,928,000	610,000

Total Fees	$7,245,000	$3,696,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, reviews and comfort letter procedures related to our filings on Form S-3, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. The fees for fiscal 2014 also include audit services relating to the acquisition of Hittite Microwave Corporation.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, due diligence and consultations regarding proposed transactions, including services relating to the acquisition of Hittite Microwave Corporation, and accounting matters not related to the annual audit.

Tax Fees. These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning, assistance with international tax audits and merger and acquisition tax advice and services, including services relating to the acquisition of Hittite Microwave

Corporation. Included in this amount are fees of $404,000 in fiscal 2014 and $308,000 in the fiscal year ended November 2, 2013, or fiscal 2013, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any executive officer of Analog Devices.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal years 2014 and 2013, all services provided to Analog Devices by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above, with the exception of a transfer pricing advisory service that was provided by Ernst & Young to Hittite Microwave Corporation (“Hittite”) under an engagement agreement dated June 9, 2014, prior to the Company’s acquisition of Hittite. The transfer pricing service was not proscribed or prohibited under applicable SEC rules, and the fee associated with this service totaled $55,000. This service was completed in September 2014, and following completion, it was reviewed and approved by our Audit Committee. The Audit Committee considered whether the provision of the tax service described above is compatible with maintaining Ernst & Young’s independence and has determined in their judgment that the provision of such service is compatible with maintaining Ernst & Young’s independence.

Director Compensation

We grant equity awards to our non-employee directors as follows: 50% of each award consists of stock options and 50% of the award consists of RSUs. These stock options and RSUs vest in full on the first anniversary of the date of grant. On March 12, 2014, we granted each non-employee director, with the exception of Messrs. Severino, Frank and Almeida, a stock option to purchase 9,660 shares of common stock, with an exercise price of $51.73 per share, and 1,740 RSUs for services to be provided during fiscal 2014. Mr. Severino retired from the board on March 12, 2014. On December 16, 2013, Mr. Beyer, who joined the Board in

November 2013, was granted a stock option to purchase 2,970 shares of common stock, with an exercise price of $48.74 per share and 500 RSUs. On July 15, 2014, Mr. Frank, who joined the Board in June 2014, was granted a stock option to purchase 7,240 shares of common stock, with an exercise price of $53.73 per share, and 1,280 RSUs for services to be provided during fiscal 2014. Mr. Almeida was elected as a director in January 2015 and did not serve during fiscal 2014.

The following table details the total compensation earned by our non-employee directors in fiscal 2014.

2014 Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Richard M. Beyer	58,054	111,125	109,760	—	278,939
James A. Champy	90,000	87,435	86,923	—	264,358
Edward H. Frank	9,173	66,880	62,204	—	138,257
John C. Hodgson	66,000	87,435	86,923	—	240,358
Yves-Andre Istel	66,000	87,435	86,923	—	240,358
Neil Novich	75,000	87,435	86,923	—	249,358
F. Grant Saviers	65,440	87,435	86,923	—	239,798
Paul J. Severino	22,500	—	—	—	22,500
Kenton J. Sicchitano	80,000	87,435	86,923	—	254,358
Ray Stata	250,000	87,435	86,923	10,512	434,870
Lisa T. Su	63,000	87,435	86,923	—	237,358

(1)	Mr. Almeida was elected as a director in January 2015 and did not serve during fiscal 2014. Mr. Frank was elected as a director in June 2014. Mr. Severino served until his term ended on March 12, 2014.

(2)	This amount includes a $60,000 annual board retainer. An additional annual retainer of $20,000 is paid to the chair of the Audit Committee. An additional annual retainer of $15,000 is paid to the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. The Presiding Director also receives an additional annual retainer of $15,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $6,000 and the members of the Compensation and Nominating and Corporate Governance Committees (other than the chairs) received an additional annual retainer of $3,000. For 2014, Mr. Stata, as Chairman of the Board of Directors, received a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year.

(3)	These amounts represent the aggregate grant date fair value of awards for grants of RSUs or stock options to each listed director in fiscal 2014. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2014. We recognize the fair value as of the grant date for stock options and RSUs over the number of days of service required for the award to become vested.

(4)	The aggregate number of stock options and RSUs outstanding held by each director (representing unexercised stock options, both exercisable and unexercisable, and unvested RSUs) at November 1, 2014 is as follows:

Name	Number of Shares Subject to Option Awards Held as of November 1, 2014	Number of Restricted Stock Units that have not Vested as of November 1, 2014
Richard M. Beyer	12,630	1,740
James A. Champy	64,610	1,740
Edward H. Frank	7,240	1,280
John C. Hodgson	89,610	1,740
Yves-Andre Istel	60,760	1,740
Neil Novich	68,913	1,740
F. Grant Saviers	89,610	1,740
Paul J. Severino	94,950	—
Kenton J. Sicchitano	104,610	1,740
Ray Stata	23,020	1,740
Lisa T. Su	27,820	1,740

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value amounts included in the “Stock Awards” and “Option Awards” column for fiscal 2014 Director Compensation.

Grant Date		Exercise Price ($)	Assumptions
			Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)
12/16/2013(1)	Stock options	48.74	22.51	5.4	1.69	2.79	7.69
12/16/2013(1)	RSUs	—	—	—	0.13	2.79	47.38
3/12/2014	Stock options	51.73	24.95	5.3	1.68	2.86	9.00
3/12/2014	RSUs	—	—	—	0.12	2.86	50.25
7/15/2014(2)	Stock options	53.73	22.60	5.3	1.77	2.76	8.59
7/15/2014(2)	RSUs	—	—	—	0.11	2.76	52.25

(1)	Represents awards granted to Mr. Beyer upon his election to the Board of Directors on November 25, 2013, effective November 30, 2013.

(2)	Represents awards granted to Mr. Frank upon his election to the Board of Directors on June 11, 2014.

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. We compute the grant date fair value of stock options using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 1, 2014.

We also reimburse our directors for travel to Board meetings and related expenses. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan, or DCP. See “INFORMATION ABOUT EXECUTIVE COMPENSATION — Non-Qualified Deferred Compensation Plan” below.

(5)	The amounts represent payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested RSUs are counted for purposes of satisfying the guidelines. Except for Messrs. Beyer, Frank and Almeida, who were elected to the Board of Directors in November 2013, July 2014, and January 2015, respectively, all directors satisfied our stock ownership guidelines as of the end of fiscal 2014.

Equity Award Policy for Non-Employee Directors

Our equity award grant policy for non-employee directors is as follows:

•

Each newly elected non-employee director elected other than at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan: (a) a non-qualified stock option to purchase a number of shares of our common stock approved by the Board of Directors at an exercise price equal to the closing price of our common stock on the grant date; and (b) an RSU award for a number of shares of our common stock approved by the Board of Directors, each on the 15th day of the month following the month of the date of initial election as a director, or if NASDAQ is closed on that day, the next succeeding business day that NASDAQ is open.

•

On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is automatically granted under the 2006 Stock Incentive Plan: (a) a non-qualified stock option to purchase a number of shares of our common stock approved by the Board of Directors at an exercise price equal to the closing price of our common stock on the grant date; and (b) a RSU award for a number of shares of our common stock approved by the Board of Directors, each on the date of our annual meeting of shareholders, or if NASDAQ is closed on that day, the next succeeding business day that NASDAQ is open.

For fiscal 2014, stock options and RSUs granted to our non-employee directors under the 2006 Stock Incentive Plan vested on the earlier of the date of the 2015 Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below. These awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2006 Stock Incentive Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each RSU will vest in full and each option will continue to vest over its remaining term on the dates it otherwise would have vested if the director’s service had not been terminated for disability. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2014, Mr. Stata’s cash retainer was $250,000. Following his retirement as an employee in 2012, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. The value of those medical and dental benefits in 2014 was $10,512. On March 12, 2014, we granted a stock option to Mr. Stata for the purchase of 9,660 shares of our common stock at an exercise price of $51.73 per share and 1,740 RSUs. These awards vest on the earlier of the date of the 2015 Annual Meeting or the first anniversary of the grant date.

In June 2011, ADI acquired Lyric Semiconductor, Inc. (Lyric) for $14 million in the aggregate at closing, with additional contingent earn out payments based on the achievement of certain product-based milestones of up to $15 million and royalty payments of up to $25 million based on product sales following the closing. Mr. Stata, our founder and Chairman of the Board of Directors, served as Chairman of the Board of Lyric through the closing of the transaction. In addition, Stata Venture Partners II, LLC, a venture capital fund, held a significant equity position in Lyric. Mr. Stata serves as a general partner of Stata Venture Holdings II, LLC, which is a general partner of Stata Venture Partners II, LLC. Stata Venture Partners II, LLC was paid $4.5 million at the closing of the acquisition, and will be paid additional amounts up to an aggregate of approximately $8.1 million if all possible milestone and royalty payments are ultimately made. Mr. Stata’s economic interest in the payments to Stata Venture Partners II, LLC vary based on the satisfaction of conditions set forth in the partnership agreement for Stata Venture Partners II, LLC. In fiscal 2014 and fiscal 2013, Stata Venture Partners II, LLC received an additional $945,434 and $613,629, respectively, in consideration under the terms of the transaction. The maximum potential payments to Mr. Stata from the consideration paid or potentially payable to Stata Venture Partners II, LLC as a result of the acquisition are approximately $1,051,266 if all possible milestone and royalty payments are ultimately made and all conditions set forth in the partnership agreement for Stata Venture Partners II, LLC are satisfied. Mr. Stata recused himself from the votes regarding the acquisition. The acquisition, and Mr. Stata’s interests therein, were reviewed and approved by the Nominating and Corporate Governance Committee in accordance with our policies and procedures for related person transactions described below.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chairman of the Nominating and Corporate Governance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee may approve or ratify the transaction only if the Nominating and Corporate Governance Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Nominating and Corporate Governance Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction, or

•	the transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our “named executive officers” or “NEOs.” Our Board of Directors is asking shareholders to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter.

At our 2014 Annual Meeting, our compensation program for our NEOs received the support of 96.6% of the total votes cast.

ADI’s executive compensation program is designed to attract and retain strong executives to lead our complex, global organization. We seek to provide total compensation to our executives that is competitive with our peers, and we believe that our compensation programs are designed to encourage the most talented individuals to grow their careers at ADI.

ADI has a longstanding philosophy and practice of paying executives for performance. In order to align our pay practices with shareholder interests, a significant percentage of each executive’s compensation is tied to the Company’s performance, in the form of variable cash incentive bonus payments and equity awards that rise in value only if our stock price increases.

Variable Cash Incentive Bonus Payments. The Company’s semi-annual cash incentive bonus plan is specifically designed to pay more when our business results are strong and less when our results do not meet our targets. This approach has the benefit of reducing compensation expense in challenging years, which permits our Company to preserve strategic R&D programs during such times. The plan also rewards our executives with a payout of larger bonuses when the Company’s performance exceeds our targets. In 2014, as in prior years, our incentive program payments were based on ADI’s year-over-year revenue growth and quarterly operating profit margin, which we believe are important financial metrics affecting our stock price.

Equity Awards. Our equity-based compensation, which consists of stock options, time-based RSUs and performance-based RSUs, is also designed to motivate performance because the value of those grants increases only if our stock price increases. Our equity compensation program is aligned with our shareholders’ interests as follows:

•

Our dilution rate is consistently low relative to our peer group. In fiscal 2014, our dilution rate was 1.3% on a gross basis and 1.0% on a net basis, compared to an average of 2.3% on a gross basis and 1.6% on a net basis for our peer group.

•

In order to maximize the retentive value of our equity grants, each grant vests over a number of years. Generally, our time-based RSU grants do not vest until the third anniversary of the grant date, and our stock options vest 20% per year on each of the first five anniversaries of the grant date.

•

In fiscal 2014, we provided a portion of our executives’ equity compensation in the form of performance-based RSUs, which will vest upon achievement of certain performance metrics measured over a three-year period and ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders. These equity awards are described more fully under “— Pay for Performance” below.

In fiscal 2014, a year in which ADI continued to deliver strong profits and grew revenue, aggregate payments under our cash incentive bonus plan were made at 103% of target. This was a result of exceeding our profitability target and delivering revenue growth.

As a result of all of these factors, we believe that our compensation program is working as intended and appropriately aligns executive pay with Company performance.

Our Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We intend to provide compensation for our executives that is competitive with our peers, with an opportunity for increased compensation if the Company’s performance warrants. The elements of our executives’ total compensation are base salary, cash incentive awards, long-term equity compensation awards, and retirement and other employee benefits. We have designed our compensation program to make a substantial percentage of our executive pay variable, subject to increase when corporate targets are overachieved and reduction when corporate targets are not reached.

Compensation Processes and Philosophy

Our Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives:

•

First, align executives’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance, measured by operating profit before taxes, or OPBT, revenue growth (which we believe should in turn increase stock price), stock price appreciation and relative total shareholder return.

•

Second, ensure that our executive compensation is competitive and attracts and retains top executive talent by generally targeting the total compensation of our Named Executive Officers, or NEOs, at approximately the 50th percentile of our peer group.

Our Chief Executive Officer’s compensation is described in more detail below under “— Chief Executive Officer Compensation.” Our other NEOs’ compensation is described in more detail below under “— Compensation for Other Named Executive Officers.”

2014 Business Results

Our fiscal 2014 was marked by strong financial performance and the acquisition of Hittite Microwave Corporation, which adds key microwave and millimeter wave technology across our portfolio of products. Revenue grew to $2.9 billion, up 9% compared to 2013, largely driven by improving business conditions and increasing demand for our products across our key markets. Our business model continued strong, generating gross margins of 63.9%, operating margins of 26.3%, and operating cash of flow of $872 million, or 30% of sales. We also enhanced shareholder returns by delivering $811 million to shareholders in the form of dividends and repurchases of our common stock.

“Say on Pay” Feedback from Shareholders

Each year we submit our executive compensation program to an advisory vote of our shareholders as required by Section 14A of the Exchange Act. In 2014, our executive compensation program received the support of 96.6% of the total votes cast at our annual meeting. We pay careful attention to any feedback we receive from our shareholders about our executive compensation program including the “say on pay” vote. During the course of the year, we conducted a shareholder outreach program where we held in-person and telephonic meetings with a number of shareholders to discuss a variety of matters, including our executive compensation program and how they value it. Our Compensation Committee carefully considers this feedback when making decisions regarding executive compensation.

Pay for Performance

A significant portion of the total compensation of our NEOs is directly linked to Company performance in the form of cash incentive bonus payments and equity awards. We believe this provides our executives an opportunity to earn above peer average compensation if ADI delivers strong results.

Variable Cash Incentive Bonus Payments. We link a significant portion of our executives’ cash compensation to ADI’s performance, measured by our OPBT as a percentage of revenue and year-to-year revenue growth, through our performance incentive plan. All employees participate in our performance incentive plan, which provides us with a variable compensation structure, allowing us to reduce our compensation costs in challenging times and to reward performance when business conditions and results warrant. The performance metrics for our cash incentive plan are identical for employees and executives alike, which we believe drives consistent business goals. For fiscal 2014, the Compensation Committee set target percentages of 150% for our Chief Executive Officer and between 90%-100% for our remaining NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to our business performance.

Our performance incentive plan takes into consideration our actual business results, compared to the strategic performance targets we set for our business. In setting our targets, we use an assessment of our business results relative to our peers to ensure that our performance targets are appropriately calibrated. Our Compensation Committee’s independent consultant, PM&P, conducted an analysis which compared our performance against the five-year average performance of our peers, including revenue growth and operating profits to help us determine the appropriate targets for fiscal 2014. The one-year median OPBT for our peer group was 17.2%, compared to our target of 30% in fiscal 2014, and our 30% target also exceeds the peer group median for each of the past five years. The one-year average revenue growth for our peer group was 0.5%, compared to our target of 8% in fiscal 2014, and our 8% target also exceeds the peer group median for each of the past five years, with the exception of 2010, when the industry was recovering from the 2009 downturn.

Equity Awards. We also link pay and performance by providing a significant amount of our executives’ compensation in the form of equity awards, the value of which is directly tied to our stock price performance. In 2014, approximately 58% of the average total compensation of our NEOs was in the form of equity. In 2014, the form and mix of equity awards for our executive officers was as follows:

Stock Options. Approximately 33% of the value of our executives’ equity was delivered in the form of stock options that provide a direct link between these awards and the appreciation of the stock owned by our shareholders.

Time-Based RSUs. Approximately 33% of the value was delivered in the form of time-based RSUs, which increase or decrease in value depending on our share performance.

Performance-Based RSUs. Approximately 33% of the value was delivered in the form of performance-based RSUs, under which the number of shares of ADI common stock received following vesting will be based on ADI’s total shareholder return, or TSR, performance (defined as share price appreciation plus cumulative cash dividend payments) measured against the median TSR of our peer group of companies over a three-year period. The performance-based RSUs were added to the equity award compensation element for executives in 2014. The Compensation Committee determined to add these performance-based RSUs for our executives to ensure a direct link between the value of our long-term incentives and the value that is created for our shareholders.

Total Shareholder Return

Fiscal 2014 was the first year that we included performance-based RSUs as part of our executives’ annual equity award compensation. The number of shares of ADI common stock received will be based on ADI’s TSR performance measured against the median TSR of our peer group of companies over a three-year period. Therefore, we calculate our TSR performance and evaluate our TSR performance against our peers annually on the award grant date in March. Consistent with this approach, for fiscal 2014, we calculated our TSR performance as of March 12, 2014, and on a one- and three-year cumulative basis, our TSR performance was 13.8% and 35.9% respectively. On the same basis, the median TSR performance of our peer group was 25.8% and 26.2%, respectively, which ranked our TSR performance at the 27th percentile and 70th percentile of peer group performance, respectively.

For purposes of our and our peer group’s TSR calculations, the periods used to calculate our and our peer group share price appreciation and dividends paid were held constant. Additionally, consistent with the TSR calculation used for our performance-based RSU awards, the beginning stock price used was the average of the closing prices of the applicable stock for the 90 calendar days starting and including the first day of the measured period and the ending stock price used was the average of the closing price of the applicable stock for the 90 calendar days up to and including the last day of the measured period.

Pay and Governance Practices

We avoid pay and governance practices that are considered to be unfriendly to shareholders. For example:

•	No guaranteed salary increases or non-performance-based bonuses

•	Performance targets are not changed mid-year, even in challenging years

•	No tax gross up provisions for excess parachute payments since 2009
•	No dividends paid on unvested equity awards

•	No extensive perquisites to our executives

•	Our equity grant date policy does not give executives or directors discretion to choose grant dates
•	Prohibitions on hedging transactions and “short sales” involving ADI securities

•	Prohibition on holding ADI securities in margin account

•	Prohibition on pledging ADI securities as collateral for a loan

Benchmarking

In making its compensation determinations, the Compensation Committee annually reviews the total compensation that each of our executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee seeks to select peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization. The composition of the peer group is reviewed annually by the Compensation Committee. In April 2013, the Compensation Committee conducted their annual peer group review for our fiscal 2014 executive compensation determinations. The median annual revenue of our peer group at that time was $2.5 billion, compared to our trailing four quarters revenue of $2.7 billion. The median market capitalization of our peer group at that time was $8.9 billion, compared to our market capitalization of $14.3 billion. Some companies in our peer group (such as Texas Instruments) fall outside our selection range. We include them in the peer group, however, because they have similar product and services offerings as ADI, they are direct competitors of ADI, we compete with them for talent, and/or they include ADI in their own peer group. Because executive compensation comparisons are done using percentiles, rather than averages, we do not believe the data becomes skewed if a company falls outside our selection range.

The peer group used by the Compensation Committee in fiscal 2014 to evaluate compensation is:

2014 Peer Group

Altera Corp.	Marvell Technology Group Ltd.
Avago Technologies Ltd	Maxim Integrated Products, Inc.
Broadcom Corp.	Microchip Technology Inc.
Freescale Semiconductor, Inc.	Nvidia Corp.
Linear Technology Corp.	Texas Instruments Inc.
LSI Corp.	Xilinx, Inc.

For officers in positions for which the 2014 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed PM&P’s 2014 CHiPS Executive and Senior Management Total Compensation Survey reflecting the average compensation, by position, of 15 semiconductor companies, which were considered the peer group for these officers, and Radford’s 2014 Executive and Senior Management Total Compensation Survey.

Components of Executive Compensation

Annual compensation for our executive officers consists of the following principal elements:

Element	Objective	Fixed/Variable

Base Salary	Attract and retain talent and provide stable source of income.	Fixed

Cash Incentive Bonus Award	Link pay and annual Company performance. Align executive compensation with the financial performance of the Company and our achievement of operating profits as a percentage of revenue and year-to-year revenue growth, which are measured quarterly.	Variable

Long-Term Equity Compensation	Link pay and long-term Company performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Retirement and Other Employee Benefits	Retain talent by providing financial protection and security.	Fixed

Base Salary

We generally set our executives’ base salaries at slightly below the 50th percentile of our peer group, with the assumption that if we achieve our operating profit and revenue growth target levels, the executive will receive total cash compensation at or above the 50th percentile of our peer group.

2014 Executive Performance Incentive Plan

In September 2013, the Compensation Committee approved the terms of our 2014 Executive Performance Incentive Plan, or the executive performance incentive plan. The plan is designed to be variable, depending on ADI’s operating results. Executive and employee bonuses are calculated using the same plan targets.

All executive officers, including our NEOs, participated in our executive performance incentive plan. We calculated and paid bonuses under the 2014 plan as follows:

Base Salary	X	Individual Target Bonus Percentage	X	Bonus Payout Factor	=	Bonus Payout

Individual Target Bonus Percentage. For fiscal 2014, the Compensation Committee set target percentages of 150% for our Chief Executive Officer and between 90%-100% for our remaining NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive’s cash compensation is linked directly to our business performance, and to ensure that total compensation is competitive with companies in our peer group. Our Chief Executive Officer’s target was set at 150% in order to tie the majority of his cash compensation directly to Company performance. The bonus target for our remaining NEOs provides those executives with a performance-based opportunity to earn target total compensation (consisting of salary, bonus and equity awards) at approximately the 50th percentile of the peer group.

Bonus Payout Factor. For fiscal 2014, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT as a percentage of revenue and revenue growth compared to the same quarter in the prior year. The OPBT and revenue growth targets for fiscal 2014 were 30% and 8%, respectively. These targets were equally applicable to our executives and our non-executive employees. The profitability target reflects the improvements we have made to our business performance in recent years. The growth target was chosen following review of the growth rates of our business and those of our peers in recent years.

While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of improving operating profits and increasing revenue growth, which drives shareholder value. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee may adjust the OPBT and revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by one-time events.

The Compensation Committee reviews and approves our compensation targets at the beginning of each fiscal year, and historically these targets have not been re-set during the year, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT and revenue growth targets are set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts on a semi-annual basis following the end of the second and fourth quarters.

We selected the OPBT and revenue growth targets in part based on the historical averages of those metrics for our peer group. The one-year median OPBT for our peer group was 17.2%, compared to our target of 30% in fiscal 2014, and our 30% target also exceeds the peer group median for each of the past five years. The one-year average revenue growth for our peer group was 0.5%, compared to our target of 8% in fiscal 2014, and our 8% target also exceeds the peer group median for each of the past five years, with the exception of 2010, when the industry was recovering from the 2009 downturn. Given historical profit margins in the industry, we do not pay any bonus if profit margins fall to 20% or below, regardless of what revenue level we achieve. In addition, if revenue does not grow, we do not pay on that portion of the bonus. We capped the Bonus Payout Factor at 300% for profit margins above 40% and revenue growth levels above 28%.

For fiscal 2014, the calculated OPBT, Revenue Growth and Bonus Payout Factor for each quarter were as follows:

	OPBT (50% weight)		Revenue Growth (50% weight)		Quarterly Bonus Payout Factor (average)
	OPBT as a Percentage of Revenue (by quarter)	Bonus Payout Factor (by quarter)	YTY Revenue Growth (by quarter)	Bonus Payout Factor (by quarter)
Q1	29.0%	0.90	1.0%	0.13	0.52
Q2	31.7%	1.34	5.4%	0.68	1.01
Q3	32.5%	1.50	7.2%	0.90	1.20
Q4	33.2%	1.64	8.9%	1.09	1.37

In fiscal 2014, a year in which we maintained strong profitability and grew revenue, aggregate payments under our executive performance incentive plan were made at 103% of target, which represents an increase of 78% over the prior year, which was a year in which revenues declined. The fourth quarter of fiscal 2014 was the first full quarter of revenue contribution from Hittite, which we acquired on July 22, 2014. Year-over-year growth comparisons for our fourth quarter results include Hittite revenue in both fiscal 2013 and fiscal 2014.

Funding of Executive Performance Incentive Plan. In order for any amount to be paid to certain of our executive officers under our executive performance incentive plan, such amounts would have to be funded under our Executive Section 162(m) Plan, or the 162(m) plan, which is a separate shareholder approved plan. The 162(m) plan is designed to ensure that the annual bonus compensation paid to certain of our executive officers under our executive performance incentive plan is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code. In fiscal 2014, Messrs. Roche and Meaney were our only executive officers designated to participate under the 162(m) plan. Under the 162(m) plan, at the beginning of each fiscal year, the Compensation Committee allocates to each designated participant a portion of the annual incentive pool which is funded with 2% of the Company’s profits as described in the plan. Under the 162(m) plan, the Compensation Committee may use its discretion to decrease, but not increase, the amounts that may be paid to the participants out of their allocation of the funded incentive pool. The Compensation Committee has exercised this discretion by applying the performance goals of our executive performance incentive plan to the participants’ allocation of the funded incentive pool. For fiscal 2014, the 162(m) plan funded the incentive pool with an aggregate of $15.5 million, of which an aggregate of $1.5 million was distributed to the participants based on achievement of the performance goals under our executive performance incentive plan.

Equity Compensation

Our equity compensation program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive analog semiconductor industry. We use stock options as a way to reward long-term value creation and time-based RSUs as a retention tool and to enable our executives to accumulate stock ownership in the Company. In a volatile stock market, RSUs continue to provide value when stock options may not, which the Compensation Committee believes will be useful in retaining talented executives and employees in uncertain economic times. In 2014, the Compensation Committee also included performance-based RSUs as part of the long-term equity compensation granted to executive officers. The number of shares of ADI common stock received by an executive officer following vesting of the performance-based RSUs will range from 0% to 200% of the target amount based on ADI’s TSR performance measured against the median TSR of our peer group over a three-year period. The Compensation Committee determined to add these performance-based RSUs for our executives to ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders. Our peer group was chosen as the comparison group because it consists of publicly traded companies, headquartered in the United States that compete in the semiconductor industry, compete with us for talent, and are similar to ADI in their product and services offerings and business model. Consistent with our Compensation Committee’s desire to tie pay to performance, the value of each of these awards is directly linked to the long-term performance of our stock price.

The value of our equity awards to our executives are generally comprised of approximately 33% of stock options that vest over five years, approximately 33% of time-based RSUs that vest in full on the third anniversary of the grant date and approximately 33% of performance-based RSUs, which have a three-year performance period. We believe that meaningful vesting periods encourage recipients to remain with ADI over the long term. Because the value of the awards is based on our stock price, stock options, time-based RSUs and performance-based RSUs encourage recipients to focus on achievement of longer-term goals, such as strategic opportunities, technological innovation and shareholder return.

We set a goal each year to keep the shareholder dilution related to our equity compensation program to a certain percentage, calculated as the total number of shares of common stock underlying new equity grants made during the year, divided by the total number of outstanding shares of our common stock at the beginning of the year. Our gross and net dilution rate have been consistently lower than that of our peers over the past several years. For fiscal 2014, our gross dilution percentage was 1.3%, compared to an average of 2.3% for our peer group, and our net dilution percentage was 1.0%, compared to an average of 1.6% for our peers. For the last five years, our gross dilution percentage was 1.1% on average, compared to 2.1% on average for our peer group, and our net dilution percentage was 0.6% on average, compared to 0.8% on average for our peer group. For the fiscal year ended October 31, 2015, we set the maximum aggregate number of shares of common stock with respect to which awards may be granted under our equity program for fiscal 2015 at 6 million shares, which equals approximately 2% of our outstanding common stock at the end of fiscal 2014 and remains unchanged from fiscal 2014.

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are two times annual base salary for the Chief Executive Officer and one times annual base salary for other executive officers. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Executive officers other than the Chief Executive Officer have five years from the date he or she becomes an executive officer to achieve their targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines. RSUs (whether or not vested) are counted for purposes of satisfying the guidelines. All of our executive officers were in compliance with our stock ownership guidelines as of the end of fiscal 2014.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit component of our executive compensation program is designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan, or DCP, under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States, we contribute to our 401(k) plan on behalf all participants, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service, or IRS, limits. For those employees who also participate in the DCP described above, any compensation that is deferred under that plan is not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provide employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($260,000 for fiscal 2014), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

The Analog Devices International Retirement and Death Benefit Plan is a defined-benefit pension plan covering all employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. This plan is described more fully below under “— Pension Benefits.” The Analog Devices International Investment Partnership Plan is a defined-contribution plan covering all executive employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Under this plan, we match employee contributions to the Analog Devices International Investment Partnership Plan, up to a maximum of 4% of their annual salary, subject to limits established by the Irish tax authorities.

Limited Perquisites

We do not award extensive perquisites to our executives. The only perquisites that we generally provide to our executives are automobiles and certain commuting expenses for Messrs. Marshall and McAdam. In fiscal 2013 and 2014, we reimbursed Mr. Meaney for his expenses in connection with his relocation to the United States. These items are detailed in the Summary Compensation Table below.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we expect to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that are required to be issued under that legislation. We have elected to wait until the SEC issues guidance regarding the proper form of a clawback policy in order to ensure that we implement a fully compliant policy, rather than implementing a policy that may require significant amendment after the SEC regulations are released.

Chief Executive Officer Compensation

Mr. Roche has served as our Chief Executive Officer since May 2013. In determining Mr. Roche’s compensation as Chief Executive Officer for fiscal 2014, Mr. Roche’s first full year in this role, the Compensation Committee considered all elements of Mr. Roche’s compensation and his tenure in the position and targeted his total compensation at slightly below the 50th percentile of Chief Executive Officer compensation of our peer companies. As Chief Executive Officer, Mr. Roche’s 2014 compensation is comprised of the following:

•	Annual base salary of $765,000;

•	Annual target bonus of 150% of base salary, calculated in accordance with the terms of the Company’s executive performance incentive plan; and

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A performance-based RSU grant with a Black-Scholes value of $1,427,241 (28,100 shares), a time-based RSU grant with a Black-Scholes value of $1,330,535 (28,100 shares), and an option grant with a Black-Scholes value of $1,321,836 (146,900 shares). The number of shares, if any, earned under the performance-based RSU grant will vest three years and fourteen days after its grant date, subject to the level of attainment of the performance parameters. Mr. Roche’s time-based RSU grant will vest in full on the third anniversary of its grant date. Mr. Roche’s option grant will vest 20% per year on each of the first five anniversaries of the date of grant. These vesting terms are identical to those contained in all employee equity grants.

Compensation for Other Named Executive Officers

Base Salary and Individual Target Bonus Percentages

During fiscal 2014, the Compensation Committee authorized base salaries for our NEOs (other than our Chief Executive Officer), as follows:

Name of Executive	2014 Base Salary	2013 Base Salary	% Increase

David A. Zinsner, Senior Vice President, Finance and Chief Financial Officer	$490,000	$470,000	4.3%

Robert R. Marshall, Senior Vice President, Worldwide Manufacturing	$470,000	$470,000	0%

Robert P. McAdam, Former Executive Vice President	$470,000	$470,000	0%

Richard A. Meaney, Senior Vice President, Industrial and Healthcare Business Group	$425,000	$400,000	6.3%

The Compensation Committee increased the base salaries of Messrs. Zinsner and Meaney and increased their individual target bonus percentages under our executive performance incentive plan from 90% to 100% and 75% to 90% of their base salary, respectively, in order to maintain these aspects of their compensation within the range of comparable salaries in our peer group. The individual target bonus percentages under our executive performance incentive plan for Messrs. Marshall and McAdam remained at 90% of their base salary.

Equity Awards

The size of the equity awards approved by our Compensation Committee for our executives reflect the executive’s individual responsibilities and where that person is in his or her career with ADI. In fiscal 2014, the Compensation Committee authorized grants of stock options and RSUs to our NEOs (other than our Chief Executive Officer), as follows:

Name of Executive	Stock Options	Time-based RSUs	Performance-based RSUs

David A. Zinsner	73,450	14,050	14,050

Robert R. Marshall	55,090	10,535	10,535

Robert P. McAdam	55,090	10,535	10,535

Richard A. Meaney	36,730	7,025	7,025

In granting awards to Messrs. Zinsner, Marshall, McAdam and Meaney, the Compensation Committee considered the equity compensation levels of comparable executives at our peer group, as well as the equity already held by each executive. With respect to Mr. Meaney, the Compensation Committee included in their analysis of appropriate compensation the value of Mr. Meaney’s September 2013 grant of 11,840 stock options and 2,325 time-based RSUs, which he received in connection with his promotion to Vice President, Products and Technology Group.

Severance, Retention and Change in Control Benefits

We enter into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors. See “— Change in Control Retention Agreements” below for additional information about these agreements.

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, without having to be concerned about their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2014, the Compensation Committee asked PM&P, its compensation consultant, to review our severance, retention and change in control arrangements and PM&P determined that those arrangements were consistent with existing market practice in the semiconductor industry. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Under our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change in Control” below.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

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New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that NASDAQ is open).

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Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the business day immediately prior to the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that NASDAQ is open.

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Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that NASDAQ is open) provided the award is approved on or prior to such grant date.

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Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that NASDAQ is open) following the effective date of that registration or approval.

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Blackout Periods: We do not authorize off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end on the third business day after we announce our quarterly earnings.

We describe the equity award grant date policy for our non-employee directors above under “Corporate Governance — Director Compensation.”

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the three other executive officers (excluding the chief financial officer) whose compensation is required to be disclosed to our shareholders under the Exchange Act by reason of being among our other three most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In fiscal 2013, the shareholders approved our 162(m) plan which is intended to allow the annual bonuses that we pay to our executives to be exempt from Section 162(m) as qualified performance-based compensation. The Compensation Committee, however, reviews the potential effect of Section 162(m) periodically, and the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) deduction limit when the Compensation Committee believes such payments are appropriate and in the best interests of ADI and our shareholders, after taking into consideration changing business conditions and the performance of our employees.

Messrs. Roche, Zinsner, Marshall and McAdam have change in control retention agreements that contain provisions regarding Section 280G of the Internal Revenue Code. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2006 Stock Incentive Plan and all predecessor plans in accordance with U.S. generally accepted accounting principles.

Risk Considerations in Our Compensation Program

Our Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, PM&P. In addition, our Compensation Committee asked PM&P to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

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We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. The fixed (salary) portion of compensation is designed to provide a steady income regardless of ADI’s stock price performance. The variable (cash bonus, stock option, time-based RSU and performance-based RSU) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on OPBT and revenue growth targets. For long-term performance, our employee stock option awards generally vest over five years and our time-based RSUs generally vest in full on the third anniversary of the grant date. In 2014, our NEOs received approximately 33% of the value of their equity grants in the form of performance-based RSUs, which will be based on our TSR over a three-year period as compared to our peer companies. The value of all of their equity grants is exclusively dependent on our stock price performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

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Because OPBT and revenue growth are the performance measures for determining our cash incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate operating profits before taxes and revenue growth. If we do not achieve positive revenue growth, bonus payments for that element of the cash bonus program are not paid, and no payments are made under the program if we achieve OPBT of 20% or less.

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We believe that our focus on both OPBT and revenue growth through our cash bonus program, and stock price performance through our equity compensation program provides a check on excessive risk taking. That is, even if our executives could inappropriately increase OPBT or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this would be detrimental to ADI in the long run and could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT and the value of their cash bonus payments. As a result, we believe our compensation program has appropriate balance and incentives to produce superior short- and long-term corporate results.

•	Our OPBT and revenue targets are applicable to our executives and employees alike across the organization. We believe this encourages consistent behavior across the organization.

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We cap our bonus payout factors at 300% and our bonus payouts are also subject to the 162(m) plan limitations for participants in that plan. Even if we dramatically exceed our OPBT or revenue targets, bonus payments are limited. Conversely, we have a floor on the OPBT target so that profitability below a certain level will result in no bonus payments, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

•

We have strict accounting policies and internal controls over the measurement and calculation of OPBT and revenue. For example, we do not recognize product revenue until our distributors sell those products to their customers. As a result, our product revenue fully reflects end customer purchases and is not impacted by distributor inventory levels.

•

We have stock ownership guidelines, which we believe provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of ADI stock price performance.

•

We have adopted a policy to prohibit our directors and executive officers from holding any Company securities in a margin account, and, prospectively since 2013, from pledging of their Company securities as collateral for a loan.

•	We have equity award grant date guidelines that prohibit the timing or coordination of grants with the release of material information.

Summary Compensation

The following table contains certain information about the compensation that our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers earned in fiscal 2014, 2013 and 2012.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)

Vincent T. Roche,	2014	743,846	—	2,757,776		1,321,836		1,139,469	63,397	64,243	6,090,567
President and Chief	2013	627,404	—	765,304	(7)	805,110	(7)	481,162	34,142	50,192	2,763,314
Executive Officer	2012	439,423	—	1,401,139	(7)	1,408,747	(7)	366,815	29,914	35,154	3,681,185

David A. Zinsner,	2014	481,538	—	1,378,888		660,918		472,433	—	39,723	3,033,500
Senior Vice President,	2013	461,538	—	757,588		758,517		242,055	—	38,123	2,257,821
Finance and Chief Financial Officer	2012	446,538	—	526,639		551,486		371,977	—	36,923	1,933,563

Robert R. Marshall,	2014	470,000	—	1,033,921		495,711		433,575	722,641	37,617	3,193,465
Senior Vice President,	2013	461,667	—	757,588		758,517		243,784	463,445	40,443	2,725,444
Worldwide	2012	439,583	—	526,639		551,486		367,265	830,606	29,726	2,745,305
Manufacturing

Robert P. McAdam,	2014	470,000	—	1,033,921		495,711		433,575	450,781	36,925	2,920,913
Former Executive Vice	2013	461,667	—	757,588		758,517		243,784	348,088	38,486	2,608,130
President	2012	439,583	—	526,639		551,486		367,265	344,173	36,380	2,265,526

Richard A. Meaney,	2014	414,423	—	689,444		330,504		357,886	581,773	82,984	2,457,014
Senior Vice President, Industrial and Healthcare Group(8)	2013	397,913	—	229,157		230,523		174,929	648,132	204,508	1,885,162

(1)	Messrs. Marshall’s and McAdam’s salaries are denominated in U.S. dollars, but we pay them in euros. We calculate the euro equivalent by using the prior month’s average exchange rate. Mr. Meaney relocated to the United States from Ireland in February 2013. Prior to such relocation, his salary was paid in euros. We calculated the U.S. dollar equivalent by using the average yearly exchange rate for the euro per U.S. dollar for each fiscal year.

(2)	These amounts represent the aggregate grant date fair value of stock option and time-based and performance-based restricted stock unit awards for fiscal 2014, 2013 and 2012, respectively. These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and time-based and performance-based restricted stock units over the number of days of service required for the grant to become vested.

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value reported for fiscal 2014, 2013 and 2012 on a grant-by-grant basis.

					Assumptions
Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($)

Vincent T. Roche	3/15/2012	14,540	*	—	—	—	0.56	3.02	36.22
	3/15/2012	73,610		39.79	28.52	5.3	1.11	3.02	7.49
	10/15/2012	25,000	*	—	—	—	0.30	3.11	34.98
	10/15/2012	144,000		38.56	25.34	5.3	0.67	3.11	5.95
	6/17/2013	18,265	*	—	—	—	0.49	2.96	41.90
	6/17/2013	102,690		45.95	25.84	5.4	1.16	2.96	7.84
	3/12/2014	28,100	*	—	—	—	0.78	2.86	47.35
	3/12/2014	28,100	**	—	23.22	—	0.79	2.82	50.79
	3/12/2014	146,900		51.73	24.95	5.3	1.68	2.86	9.00

David A. Zinsner	3/15/2012	14,540	*	—	—	—	0.56	3.02	36.22
	3/15/2012	73,610		39.79	28.52	5.3	1.11	3.02	7.49
	3/12/2013	17,855	*	—	—	—	0.41	2.93	42.43
	3/12/2013	102,900		46.48	24.57	5.4	0.98	2.93	7.37
	3/12/2014	14,050	*	—	—	—	0.78	2.86	47.35
	3/12/2014	14,050	**	—	23.22	—	0.79	2.82	50.79
	3/12/2014	73,450		51.73	24.95	5.3	1.68	2.86	9.00

Robert R. Marshall	3/15/2012	14,540	*	—	—	—	0.56	3.02	36.22
	3/15/2012	73,610		39.79	28.52	5.3	1.11	3.02	7.49
	3/12/2013	17,855	*	—	—	—	0.41	2.93	42.43
	3/12/2013	102,900		46.48	24.57	5.4	0.98	2.93	7.37
	3/12/2014	10,535	*	—	—	—	0.78	2.86	47.35
	3/12/2014	10,535	**	—	23.22	—	0.79	2.82	50.79
	3/12/2014	55,090		51.73	24.95	5.3	1.68	2.86	9.00

Robert P. McAdam	3/15/2012	14,540	*	—	—	—	0.56	3.02	36.22
	3/15/2012	73,610		39.79	28.52	5.3	1.11	3.02	7.49
	3/12/2013	17,855	*	—	—	—	0.41	2.93	42.43
	3/12/2013	102,900		46.48	24.57	5.4	0.98	2.93	7.37
	3/12/2014	10,535	*	—	—	—	0.78	2.86	47.35
	3/12/2014	10,535	**	—	23.22	—	0.79	2.82	50.79
	3/12/2014	55,090		51.73	24.95	5.3	1.68	2.86	9.00

Richard A. Meaney	3/15/2012	3,825	*	—	—	—	0.56	3.02	36.22
	3/15/2012	19,350		39.79	28.52	5.3	1.11	3.02	7.49
	10/15/2012	6,250	*	—	—	—	0.30	3.11	34.98
	10/15/2012	36,000		38.56	25.34	5.3	0.67	3.11	5.95
	3/12/2013	2,975	*	—	—	—	0.41	2.93	42.43
	3/12/2013	17,150		46.48	24.57	5.4	0.98	2.93	7.37
	9/16/2013	2,325	*	—	—	—	0.80	2.82	44.27
	9/16/2013	11,840		48.30	25.51	5.4	1.77	2.82	8.79
	3/12/2014	7,025	*	—	—	—	0.78	2.86	47.35
	3/12/2014	7,025	**	—	23.22	—	0.79	2.82	50.79
	3/12/2014	36,730		51.73	24.95	5.3	1.68	2.86	9.00

Entries above with single asterisks (*) are time-based RSUs, entries with double asterisks (**) are performance-based RSUs and entries without asterisks are stock options. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the performance-based RSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of stock options is computed using a Black-Scholes valuation methodology. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended November 1, 2014.

(3)	In fiscal 2014, 2013 and 2012, we paid these amounts under our executive performance incentive plan. See “Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under the plan. Mr. McAdam’s amounts and Mr. Marshall’s amounts are denominated in U.S. dollars, but we paid them in euros. We calculate the euro equivalent by using the prior month’s average exchange rate for each of the three months within the quarter in which the bonus is earned.

(4)	The values shown in the table represent the increase in pension values in each respective year. The increases included are denominated in euros. We calculated the U.S. dollar amount for fiscal 2014 using the exchange rate as of November 1, 2014, or 0.7984 euro per U.S. dollar, for fiscal 2013 using the exchange rate as of November 1, 2013, or 0.7356 euro per U.S. dollar and for the fiscal year ended November 3, 2012, or fiscal 2012, using the exchange rate as of November 1, 2012, or 0.7729 euro per U.S. dollar.

(5)	These amounts include $37,617, $40,443 and $29,726 for Mr. Marshall and $36,925, $38,486 and $36,380 for Mr. McAdam for fiscal 2014, 2013 and 2012, respectively, and $28,665 and $28,735 for Mr. Meaney for fiscal 2014 and 2013, respectively, for repairs, gas, tax, insurance, and certain commuting expenses related to their use of Company-owned automobiles. These amounts also include $23,558 for Mr. Meaney for fiscal 2013 which we contributed under our retirement arrangements, including the Analog Devices International Retirement and Death Benefit Plan and the Analog Devices International Investment Partnership Plan. The automobile costs are incurred in euros. We calculated the U.S. dollar equivalent by using the average yearly exchange rate, or 0.7421 euro per U.S. dollar for fiscal 2014, 0.7581 euro per U.S. dollar for fiscal 2013 and 0.7737 euro per U.S. dollar for fiscal 2012.

(6)	In addition to amounts detailed above in footnote 5, the amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k) Payments(a)	Employee Service Award(b)	Cash Award(c)	Healthcare Savings Account	Vacation Payout(d)	Relocation Expenses(d)

Vincent T. Roche	2014	$59,508	$4,735	—	—	—	—
	2013	$50,192	—	—	—	—	—
	2012	$35,154	—	—	—	—	—

David A. Zinsner	2014	$38,523	—	—	$1,200	—	—
	2013	$36,923	—	—	$1,200	—	—
	2012	$35,723	—	—	$1,200	—	—

Richard A. Meaney	2014	$25,354	—	$2,965	—	—	$26,000
	2013	$16,492	$1,660	—	—	$42,760	$91,303

(a)	Consists of the Company contribution into 401(k) plan accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Paid in connection with our Employee Service Award Program.

(c)	Paid in connection with our Employee Cash Award Program.

(d)	Amounts paid to Mr. Meaney upon his relocation from Ireland to the United States. Amounts for fiscal 2013 were incurred in euros. We calculated the U.S. dollar equivalent by using the average yearly exchange rate, or 0.7581 euro per U.S. dollar for fiscal 2013.

(7)	During the Company’s annual compensation review in March 2012, Mr. Roche received an option to purchase 73,610 shares of our common stock and an award of 14,540 RSUs. In October 2012, in connection with his promotion to President, Mr. Roche received an option to purchase an additional 144,000 shares of our common stock and an award of 25,000 RSUs. In granting awards to Mr. Roche in 2013, the Compensation Committee included in its analysis of appropriate compensation the value of Mr. Roche’s October 2012 grant, which he received in connection with his promotion to President.

(8)	Mr. Meaney became an executive officer of the Company on November 5, 2012.

Grants of Plan-Based Awards in Fiscal 2014

The following table presents information on plan-based awards in fiscal 2014 to our NEOs:

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise Price of Option Awards ($ Per Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)
Vincent T. Roche	N/A	—	—	1,115,769	3,347,307	—	—	—	—
	3/12/2014	3/12/2014	—	—	—	56,200	—	—	2,757,776	(5)
	3/12/2014	3/12/2014	—	—	—	—	146,900	51.73	1,321,836	(6)
David A. Zinsner	N/A	—	—	481,538	1,444,614	—	—	—	—
	3/12/2014	3/12/2014	—	—	—	28,100	—	—	1,378,888	(5)
	3/12/2014	3/12/2014	—	—	—	—	73,450	51.73	660,918	(6)
Robert R. Marshall	N/A	—	—	423,000	1,269,000	—	—	—	—
	3/12/2014	3/12/2014	—	—	—	21,070	—	—	1,033,921	(5)
	3/12/2014	3/12/2014	—	—	—	—	55,090	51.73	495,711	(6)
Robert P. McAdam	N/A	—	—	423,000	1,269,000	—	—	—	—
	3/12/2014	3/12/2014	—	—	—	21,070	—	—	1,033,921	(5)
	3/12/2014	3/12/2014	—	—	—	—	55,090	51.73	495,711	(5)
Richard A. Meaney	N/A	—	—	372,981	1,118,943	—	—	—	—
	3/12/2014	3/12/2014	—	—	—	14,050	—	—	689,444	(5)
	3/12/2014	3/12/2014	—	—	—	—	36,730	51.73	330,504	(6)

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. The actual amounts earned in fiscal 2014 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal 2014
Vincent T. Roche	$1,139,469
David A. Zinsner	$472,433
Robert R. Marshall	$433,575
Robert P. McAdam	$433,575
Richard A. Meaney	$357,886

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our executive performance incentive plan. These amounts are included in the Summary Compensation Table.

(2)

Represents time-based RSUs and performance-based RSUs granted under our 2006 Stock Incentive Plan. The time-based RSUs vest, so long as the executive continues to be employed with us, in one installment on the third anniversary of the grant date. Dividends are not payable on unvested RSUs. Performance-based RSUs have both a market condition and a service condition and vest, so long as the executive continues to be employed with us, after a three-year performance period. The number of shares of the Company’s common stock to be issued upon vesting of performance-

based RSUs will range from 0% to 200% of the target amount, based on the comparison of the Company’s total shareholder return (TSR) to the median TSR of a specified peer group over a three-year period.

(3)	Represents stock options granted under our 2006 Stock Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in five equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(4)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(5)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the time-based RSUs and performance-based RSUs. The grant date fair of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value per share of the time-based RSU awards granted to Messrs. Roche, Zinsner, Marshall, McAdam and Meaney on March 12, 2014 was $47.35. The grant date fair value of the performance-based RSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the performance-based RSU awards granted to Messrs. Roche, Zinsner, Marshall, McAdam and Meaney on March 12, 2014 was $50.79.

(6)	The grant date fair value of these stock options was $9.00 per share and was computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these options using the following assumptions: 1.68% risk free interest rate; 2.86% dividend yield; 24.95% expected volatility; and a 5.3-year expected life. The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table provides information with respect to outstanding stock options and restricted stock awards held by our NEOs as of November 1, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Vincent T. Roche	50,000	—	39.44	12/6/2015	—		—
	26,000	—	33.41	1/4/2017	—		—
	—	9,500	31.62	1/5/2020	—		—
	31,578	21,052	37.52	1/4/2021	—		—
	29,444	44,166	39.79	3/15/2022	14,540	(3)	721,475
	57,600	86,400	38.56	10/15/2022	25,000	(3)	1,240,500
	20,538	82,152	45.95	6/17/2023	18,265	(3)	906,309
	—	146,900	51.73	3/12/2024	56,200	(3)(4)	2,788,644

David A. Zinsner	15,420	—	20.00	2/17/2019	—		—
	27,066	18,044	37.52	1/4/2021	—		—
	29,444	44,166	39.79	3/15/2022	14,540	(3)	721,475
	20,580	82,320	46.48	3/12/2023	17,855	(3)	885,965
	—	73,450	51.73	3/12/2024	28,100	(3)(4)	1,394,322

Robert R. Marshall	50,000	—	29.91	1/3/2018	—		—
	75,000	—	19.57	1/5/2019	—		—
	38,000	9,500	31.62	1/5/2020	—		—
	31,578	21,052	37.52	1/4/2021	—		—
	29,444	44,166	39.79	3/15/2022	14,540	(3)	721,475
	20,580	82,320	46.48	3/12/2023	17,855	(3)	885,965
	—	55,090	51.73	3/12/2024	21,070	(3)(4)	1,045,493

Robert P. McAdam	75,000	—	19.57	1/5/2019	—		—
	38,000	9,500	31.62	1/5/2020	—		—
	31,578	21,052	37.52	1/4/2021	—		—
	29,444	44,166	39.79	3/15/2022	14,540	(3)	721,475
	20,580	82,320	46.48	3/12/2023	17,855	(3)	885,965
	—	55,090	51.73	3/12/2024	21,070	(3)(4)	1,045,493

Richard A. Meaney	20,000	—	19.57	1/5/2019	—		—
	16,016	4,004	31.62	1/5/2020	—		—
	12,720	8,480	37.52	1/4/2021	—		—
	7,740	11,610	39.79	3/15/2022	3,825	(3)	189,797
	14,400	21,600	38.56	10/15/2022	6,250	(3)	310,125
	3,430	13,720	46.48	3/12/2023	2,975	(3)	147,620
	2,368	9,472	48.30	9/16/2023	2,325	(3)	115,367
	—	36,730	51.73	3/12/2024	14,050	(3)(4)	697,161

(1)	The unexercisable options held by these officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent T. Roche	David A. Zinsner	Robert R. Marshall	Robert P. McAdam	Richard A. Meaney
1/5/2010	1/5/2015	9,500	—	9,500	9,500	4,004

1/4/2011	1/4/2015	10,526	9,022	10,526	10,526	4,240
	1/4/2016	10,526	9,022	10,526	10,526	4,240

3/15/2012	3/15/2015	14,722	14,722	14,722	14,722	3,870
	3/15/2016	14,722	14,722	14,722	14,722	3,870
	3/15/2017	14,722	14,722	14,722	14,722	3,870

10/15/2012	10/15/2015	28,800	—	—	—	7,200
	10/15/2016	28,800	—	—	—	7,200
	10/15/2017	28,800	—	—	—	7,200

3/12/2013	3/12/2015	—	20,580	20,580	20,580	3,430
	3/12/2016	—	20,580	20,580	20,580	3,430
	3/12/2017	—	20,580	20,580	20,580	3,430
	3/12/2018	—	20,580	20,580	20,580	3,430

6/17/2013	6/17/2015	20,538	—	—	—	—
	6/17/2016	20,538	—	—	—	—
	6/17/2017	20,538	—	—	—	—
	6/17/2018	20,538	—	—	—	—

9/16/2013	9/16/2015	—	—	—	—	2,368
	9/16/2016	—	—	—	—	2,368
	9/16/2017	—	—	—	—	2,368
	9/16/2018	—	—	—	—	2,368

3/12/2014	3/12/2015	29,380	14,690	11,018	11,018	7,346
	3/12/2016	29,380	14,690	11,018	11,018	7,346
	3/12/2017	29,380	14,690	11,018	11,018	7,346
	3/12/2018	29,380	14,690	11,018	11,018	7,346
	3/12/2019	29,380	14,690	11,018	11,018	7,346

(2)	The expiration date of each stock option award is ten years after its grant date.

(3)	The time-based RSUs granted vest in one installment on the third anniversary of the grant date.

(4)	One-half of the RSUs granted are performance-based RSU awards. The number of shares, if any, earned under the performance-based RSU award will vest in one installment fourteen days after the third anniversary of the grant date.

(5)	The market value was calculated based on $49.62, the closing price per share of our common stock on October 31, 2014.

Option Exercises and Stock Vested During Fiscal 2014

The following table contains information about the exercise of stock options by, and RSU awards that vested for, each of our NEOs during our fiscal year ended November 1, 2014:

	Option Awards		Stock Awards
Officer Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Vincent T. Roche	145,675	2,454,748	12,070	595,413

David A. Zinsner	50,980	1,562,637	17,345	868,929

Robert R. Marshall	166,192	2,524,521	12,070	595,413

Robert P. McAdam	206,192	3,674,279	12,070	595,413

Richard A. Meaney	80,000	1,926,177	4,860	239,744

(1)	Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

The Analog Devices International Retirement and Death Benefit Plan is a defined-benefit pension plan covering the employees of our Irish subsidiaries, including Messrs. Marshall and McAdam. Messrs. Roche and Meaney previously worked for one of our Irish subsidiaries, and have accumulated benefits under this plan. Both are currently U.S. employees and therefore are not active members of the plan. This plan is consistent with defined-benefit pension plans commonly offered in Ireland and, because our Irish executives are not eligible to participate in our U.S.- based 401(k) plan, we make this comparable plan available to them.

A participant in this pension plan will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary,” multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is the annual average of the three highest consecutive “pensionable salaries” during the ten years preceding the normal retirement date or the termination date, if earlier. “Pensionable salary” at any date is the salary on that date less an amount equal to one and one-half times the State Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is the period of service of the participant with us up to the earliest to occur of the following: The normal retirement date, the date of the participant’s retirement or the date on which the participant’s service with us terminates. The normal retirement date under the pension plan is the last day of the month in which a participant attains his or her 65th birthday.

As part of their employment arrangements with us, Messrs. Marshall and McAdam are entitled to retire at age 60 and have their pension benefits increased to two-thirds of final pensionable salary. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table above.

The following table sets forth the estimated present value of accumulated pension benefits for our NEOs as of November 1, 2014:

Pension Benefits for Fiscal 2014

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Vincent T. Roche	The Analog Devices International Retirement and Death Benefit Plan	5	261,754	—

David A. Zinsner	—	—	—	—

Robert R. Marshall	The Analog Devices International Retirement and Death Benefit Plan	37	5,391,261	626

Robert P. McAdam	The Analog Devices International Retirement and Death Benefit Plan	40	4,278,803	—

Richard A. Meaney	The Analog Devices International Retirement and Death Benefit Plan	36	3,724,395	—

(1)	The number of credited years of service is greater than the amount of actual years of service for Messrs. Marshall, McAdam and Meaney by six years, nine years and one year, respectively. The additional years of service represent the prorated amount of additional service years they have earned and are entitled to under the plan. The number of credited years of service is equal to the amount of actual years of service for Mr. Roche.

(2)	The present value of accumulated benefit for each of Messrs. Marshall, McAdam, Meaney and Roche assume the benefits are paid at normal retirement age.

(3)	The assumptions and valuation methods that we used to calculate the present value of the accumulated pension benefits shown are the same as those that we use for financial reporting purposes. The calculations use a discount rate of 2.75%, and a standard mortality table that assumes male members live approximately 29 years after age 60.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, director fees and Company matching contributions. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions. Before January 1, 2005, participants could also defer gains on stock options and restricted stock awards that were granted before July 23, 1997. We have operated the DCP in a manner we believe is consistent with IRS guidance regarding non-qualified deferred compensation plans.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62 with ten years of service, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our NEOs and key employees will be delayed six months and as otherwise required by relevant tax regulations.

Messrs. Marshall and McAdam are not eligible to participate in the DCP because it is available only to U.S. taxpayers. Mr. Meaney became eligible to participate in the DCP upon his relocation to the United States in February 2013. The following table shows the non-qualified deferred compensation activity for Messrs. Roche, Zinsner and Meaney during fiscal 2014:

Non-Qualified Deferred Compensation for Fiscal 2014

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Vincent T. Roche	63,384	5,071	48,738	—	722,554
David A. Zinsner	—	—	38	—	88,964
Richard A. Meaney	24,615	1,969	54	—	126,347

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2014.

(3)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2013 and 2012:

Name	Previously Reported for Fiscal 2013 ($)	Previously Reported for Fiscal 2012 ($)
Vincent T. Roche	4,466	402,354
David A. Zinsner	—	—
Richard A. Meaney	99,693	—

Change in Control Retention Agreements

We enter into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•

within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•

within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminates the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	our shareholders approve specified mergers of ADI with another entity; or

•	our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:

•

a lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination; and

•	the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our NEOs are calculated based upon the change-in-control retention agreements described above under “— Change in Control Retention Agreements.” Under our 2006 Stock Incentive Plan, in the event of a change in control, all of our employees, including our NEOs, if they remain employed by ADI, would have one-half of the shares of common stock subject to their then-outstanding unvested options accelerate and become immediately exercisable and one-half of their unvested RSUs would vest. The remaining one-half of the unvested options or RSUs would continue to vest in accordance with the original vesting schedules, and any remaining unvested options or RSUs would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the plan).

Upon a change in control approved by the Board of Directors, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following tables quantify the amounts that would be payable to the NEOs named in the Summary Compensation Table upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or November 1, 2014. The tables do not include the accumulated benefit under the Analog Devices International Retirement and Death Benefit Plan or our DCP that would be paid to our NEOs described above under “Pension Benefits” and “Non-Qualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of November 1, 2014. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

	Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control(1)
	Vincent T. Roche	David A. Zinsner	Robert R. Marshall	Robert P. McAdam	Richard A. Meaney
Cash Severance(2)	$2,287,350	$1,465,100	$1,405,300	$1,405,300	$1,270,750
Cash Bonus(3)	$2,825,498	$1,147,850	$1,082,387	$1,082,387	$829,872
Value of Accelerated Vesting of Stock Awards(4)(5)	$7,773,891	$3,912,731	$3,771,299	$3,771,299	$2,043,355
Value of Medical and Other Benefits(6)	$34,948	$31,706	$—	—	$25,732
Excise Tax Gross Up(7)	$3,506,421	—	—	—	—

Total	$16,428,108	$6,557,387	$6,258,986	$6,258,986	$4,169,709

(1)	The benefits shown are also payable if the executive officer is terminated without cause 12 months after a change in control that is not approved by our board of directors.

(2)	Based upon a multiplier of 299% of the executive officer’s base salary.

(3)	Based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him in the four fiscal quarters preceding his termination.

(4)	The value of accelerated unvested options as of November 1, 2014 is calculated by taking the difference between the closing price of our common stock on NASDAQ on the last trading day of the fiscal year ($49.62 on October 31, 2014) and the option exercise price and multiplying it by the number of accelerated options. For RSUs, the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units.

(5)	As of November 1, 2014, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or RSUs as follows:

Name	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested RSUs that Accelerate upon Termination After a Change in Control
Vincent T. Roche	390,170	114,005
David A. Zinsner	217,980	60,495
Robert R. Marshall	212,128	53,465
Robert P. McAdam	212,128	53,465
Richard A. Meaney	105,616	29,425

(6)	Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $17,474 for Mr. Roche, $15,853 for Mr. Zinsner, and $12,866 for Mr. Meaney. Mr. Marshall and Mr. McAdam have reached their normal retirement age and are no longer eligible for the Company-provided life, disability, dental, accident and group health insurance benefit continuation.

(7)	In calculating the excise tax gross-up amounts, we take into account the officer’s earnings from ADI for the prior five years. We include the change-in-control cash severance and bonus, valuations of unvested stock options that become vested upon a change-in-control (using the fiscal 2014 year-end closing stock price), valuations of time-based and performance-based restricted stock units that become vested upon a change-in-control (using the fiscal 2014 year-end closing stock price), and our estimated cost of medical and other benefits. Whether the officer will receive a gross-up amount will depend primarily on the officer’s earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the Deferred Compensation Plan. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. Under our 2006 Stock Incentive Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, officers, directors, consultants and advisors of ADI. All stock options have a term of ten years and for employees generally vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Stock Incentive Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in full on the third anniversary of the grant date. Our performance-based RSUs have three year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of our peer group of companies over the three-year period. Our RSUs are subject to full or partial acceleration upon death, disability or a change in control.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the NASDAQ Rules.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of November 1, 2014 about the securities which are either already issued, or authorized for future issuance, under the following equity compensation plans: our 2006 Stock Incentive Plan, our 2001 Broad-Based Stock Option Plan and our 1998 Stock Option Plan.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	16,854,403	(1)	$37.14	(2)	19,361,209	(3)
Equity compensation plans not approved by shareholders	517,559	(4)	$38.61		—

Total	17,371,962		$37.20	(2)	19,361,209

(1)	Includes 3,187,546 RSUs that were outstanding on November 1, 2014.

(2)	The weighted average exercise price of outstanding options, warrants and rights excludes restricted stock units, which do not have an exercise price.

(3)	Our 2006 Stock Incentive Plan, which was approved by shareholders in March 2014, allows for the issuance of 34 million shares of our common stock, plus any shares that were subject to outstanding options under our 1998 Stock Option Plan and our 2001 Broad-Based Stock Option Plan as of January 23, 2006 that are subsequently terminated or expire without being exercised. Shares not issued as a result of a net settlement, used to pay withholding tax on options or stock appreciation rights, or surrendered but not issued as new awards under a shareholder approved option exchange program are not available for use under the plan.

(4)	Consists of shares issuable upon the exercise of outstanding options granted under our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders. Since our adoption of the 2006 Stock Incentive Plan, we may make no further grants under the 2001 Broad-Based Stock Option Plan. A description of the 2001 Broad-Based Stock Option Plan appears below.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan, or 2001 Plan, under which we were permitted to grant non-statutory stock options for up to 50,000,000 shares of common stock to employees, consultants and advisors of ADI and its subsidiaries, other than executive officers and directors. The 2001 Plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819). In December 2002, our Board of Directors adopted an amendment to the 2001 Plan to provide that the terms of outstanding options under the 2001 Plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

If ADI is reorganized or acquired, then the 2001 Plan requires our Board of Directors to ensure that the acquiring or succeeding entity assumes, or substitutes equivalent options for, all of the outstanding options. If not, all then unexercised options become exercisable in full and terminate immediately before the reorganization or acquisition is consummated. If the options are assumed or replaced with substituted options, then they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control of ADI, then one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with their original vesting schedules. However, any remaining unvested options held by an optionee would vest and become exercisable in full if, on or before the first anniversary of the change in control, the optionee’s employment were terminated without “cause” or for “good reason” (as those terms are defined in the 2001 Plan).

Since our adoption of the 2006 Stock Incentive Plan, our Board of Directors determined that we may make no further grants under the 2001 Plan. If any option previously granted under the 2001 Plan expires or is terminated, surrendered, canceled or forfeited after January 23, 2006, the unused shares of common stock covered by that option will be available for grant under the 2006 Stock Incentive Plan.

Employee Service Award Program

Our Employee Service Award Program is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees other than executive officers are eligible to receive these awards in the form of shares of our common stock. Our executive officers receive these awards in cash instead of stock. We grant these awards to employees starting with the employee’s tenth anniversary of employment with us, and after the tenth anniversary, we grant the awards at the end of each subsequent five-year period of employment with us. The value of the award at the employee’s tenth anniversary with us is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of our common stock as reported on NASDAQ on a specified date. The shares awarded are issued under our 2006 Stock Incentive Plan. Our Board of Directors may terminate, amend or suspend the program at any time at its discretion.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Messrs. Novich, Saviers and Beyer and Ms. Su served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2014, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2014 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

During fiscal 2014, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Neil Novich, Chairman

Richard M. Beyer

Lisa T. Su

PROPOSAL 3 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the 2015 fiscal year. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2015 Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2015 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2015 Annual Meeting. However, if any other matters are properly presented at the 2015 Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.proxyvote.com or telephonically by calling 1-800-690-6903 and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on March 10, 2015.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. You must instruct your broker how to vote with respect to the election of directors and the “say on pay” advisory vote; your broker cannot exercise its discretion to vote on these matters on your behalf. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

We hope that shareholders will attend the meeting. Whether or not you plan to attend, we urge you to vote your shares over the Internet or by telephone, or complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have previously sent in their proxies.

ANALOG DEVICES, INC. P.O. BOX 9106 ATTN: INVESTOR RELATIONS DEPT. ONE TECHNOLOGY WAY NORWOOD, MA 02062-9106

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 10, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 10, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80454-P58228,Z64518                  KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees for Director and FOR Proposals 2 and 3.

The Board of Directors recommends a vote FOR each of the Director nominees and FOR Proposals 2 and 3.
1)	To elect the following eleven nominees to our Board of Directors, each for a term expiring at the next Annual Meeting of Shareholders.
	Nominees	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

1a.   Ray Stata

1b.   Vincent T. Roche

1c.   José E. Almeida

1d.   Richard M. Beyer

1e.   James A. Champy

1f.    Edward H. Frank

1g.   John C. Hodgson

1h.   Yves-Andre Istel

1i.    Neil Novich

1j.    Kenton J. Sicchitano

1k.   Lisa T. Su

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

2)        To approve, by non-binding “say-on-pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in our proxy statement.

The Board of Directors recommends a vote FOR Proposal 3.

3)        To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

							☐ ☐	☐ ☐	☐ ☐

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, or other fiduciary, please give your full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M80455-P58228,Z64518

ANALOG DEVICES, INC.

Annual Meeting of Shareholders - March 11, 2015 9:00 AM

This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Ray Stata, Vincent T. Roche and Margaret K. Seif, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 11, 2015, at Analog Devices, Inc., One Technology Way, Norwood, MA 02062, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Continued and to be signed on reverse side